Exhibit 3

Names and Addresses of the Managers

Credit Suisse First Boston (Europe) Limited
One Cabot Square
London E14 4QJ, England

Deutsche Bank AG London
Winchester House, 1 Great Winchester Street
London ECN 2DB, England

Banco Bilbao Vizcaya Argentaria S.A.
1345 Avenue of the Americas, 45th Floor
New York, New York 10105

Dresdner Bank AG London Branch
Handelshaus Estrella
Theodor-Heuss-Alle 44
60486 Frankfurt

Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB, England